Exhibit 11.1

Insider Trading Policy	LEG-DOC-PLC-0003 A02 Feb 2026

Insider Trading Policy

This document was approved by Radware’s Board of Directors and executive management and is
publicly available on our website. All   employees are informed about the contents of this document through our website.

©2026 Radware Ltd. All rights reserved. The Radware products and solutions mentioned in this release are protected by trademarks, patents and pending patent applications of Radware in the U.S.
and other countries. For more details please see: https://www.radware.com/LegalNotice/. All other trademarks and names are property of their respective owners.

North America Radware Inc. 575 Corporate Drive Mahwah, NJ 07430 Tel: +1-888-234-5763	International Radware Ltd. 22 Raoul Wallenberg St. Tel Aviv 6971917, Israel Tel: +972-72-391-7992

Information Security Classification: C1 (Public)
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Information Security Classification: C1 (Public)
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1.	Purpose

This Insider Trading Policy (as amended and restated, this “Policy”), was adopted by the Board of Directors of Radware Ltd. (the "Company" or “we”), in order to promote compliance with applicable securities laws governing (a) trading in the Company’s securities while in the possession of Material Non-public information (as defined below) concerning the Company and (b) “tipping” or disclosing Material Non-public information to outsiders.

As an essential part of working for the Company, employees and other Company personnel use or have access to Material Non-public information.  Those employees and other Company personnel who possess or monitor such information hold a special position of trust and confidence toward it.  Under United States law and United States court administrative decisions, it is unlawful for any person to trade securities while in possession of Material Non-public information. Providing such information to a third party for an unauthorized use, a practice known as “tipping,” is likewise unlawful.

Penalties for trading on or communicating Material Non-public information can be severe, both for individuals involved in such unlawful conduct and the Company, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

The standards embedded in this Policy are not the exclusive source of guidance and information on the Company’s expectations and should be read together with other laws and policies applicable to you. Such policies include our Code of Conduct and Ethics.

Information Security Classification: C1 (Public)
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2.	Compliance Officer

The Company has designated its Chief Financial Officer as its Insider Trading Compliance Officer (the “Compliance Officer”), who shall be assisted, at his or her discretion, by the Company’s General Counsel, Internal Auditor and/or other officers and advisors. The duties of the Compliance Officer will include the following:

A.	Administering this Policy and assisting in its implementation, including by monitoring trading in the Company Securities;

B.	Responding to all inquiries relating to this Policy and its procedures, including by preparing and issuing additional guidelines to implement this Policy and the procedures and standards hereunder;

C.	Designating and announcing special trading blackout periods during which Insiders may not trade in Company Securities;

D.
Administering, monitoring and enforcing compliance with all applicable insider trading laws and regulations, including, without limitation, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and assisting in the preparation and filing of all required reports relating to insider trading in Company Securities;

E.	Proposing revisions to this Policy as necessary to reflect changes in applicable insider trading laws and regulations; and

F.	Maintaining records of all documents required by the provisions of this Policy or the procedures set forth herein.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties (or certain of such duties) in the event that the Compliance Officer is unable or unavailable to perform such duties. Specifically, where the Compliance Officer is unable or unavailable to perform its duties with respect to a certain matter covered under this Policy (including by reason that he or she has a conflict of interest in doing so), (i) the Company’s General Counsel will replace him or her, or, if unable or unavailable, (ii) the Chief Executive Officer will replace him or her, or, if unable or unavailable, (iii) the Chairman of the Board of Directors will do so, or, if unable or unavailable, (iv) the Audit Committee will do so. In discharging his/her duties, the Compliance Officer shall have access to all of the Company’s books, records, facilities and personnel, as well as to the Company’s outside counsel.

Information Security Classification: C1 (Public)
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3.	Definitions

Company employees	-	Include officers, directors and full-time and part-time employees of the Company or its subsidiaries.
Insiders	-
(i) all Company employees and (ii) any outsiders whom the Compliance Officer may designate as Insiders from time to time ("Designated Individuals") because they have access to Material Non-public information concerning the Company. Such Designated Individuals may include any consultant, representative, independent contractor and other persons in a special relationship with the Company who know, or have access to, Material Non-public information concerning the Company.

Management Insiders	-
The members of the Board of Directors of the Company; the CEO, CFO and other executive officers of the Company (including any Section 16 Insiders); the General Counsel /Corporate Secretary of the Company; any Insiders preparing (or substantially assisting with preparing) the Company’s financial statements; and any other individuals that the Compliance Officer has determined should be considered as Management Insiders. The Compliance Officer shall send an updated list of the Management Insiders on not less than an annual basis.

Material	-
Information is any information, positive or negative, about a company or the market for a company's securities which is likely to be considered important by a reasonable investor in determining whether to buy, hold or sell securities.  Material information is any type of information (favorable or unfavorable) which could reasonably be expected to affect the price of a company’s securities.  While it is not possible to identify in advance all information that will be considered material, some examples include earnings, dividend actions, mergers and acquisitions, major new products, major personnel changes, unusual gains or losses in major operations, or a significant cybersecurity incident.  We emphasize that this list is merely illustrative; courts have historically given a broad interpretation of what is deemed "material" information.

Information Security Classification: C1 (Public)
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Non-public information	-
is any information which has not been widely disseminated in a manner making it generally available to the marketplace.  Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, we have determined that for purposes of this Policy, information will not be considered fully absorbed by the marketplace until two (2) trading days after the release to the public. Information received about a company under circumstances which indicate that such information is not yet in general circulation should be considered non-public.

“SEC”	-	means the United States Securities and Exchange Commission.
"Section 16 Insiders"	-
means the members of the Board of Directors of the Company and any officer who is subject to the reporting provisions of Section 16 of the Exchange Act (by virtue of the U.S. Holding Foreign Insiders Accountable Act).

Securities	-
Includes the ordinary shares of the Company as well as notes, bonds, debentures or any other type of securities that the Company may issue, and any right or option to acquire any of the foregoing (including, without limitation, restricted share units (“RSUs” and future interests such as puts, calls, or short sales).

Information Security Classification: C1 (Public)
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4.	Prohibited Activities

A.
So long as any Insider is in possession of Material Non-public information regarding the Company, he or she may not (1) transact in Company Securities or (2) subject to clause F below, pass along the information to (“tip”) others or make recommendations to others regarding the purchase or sale of any Company Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

B.	No Insider may trade in Company Securities outside of the applicable “trading windows” described in Section 6 below.

C.
No Insider may give trading advice of any kind about the Company to anyone while possessing Material Non-public information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess Material Non-public information about the Company.

D.
No Insider who has become aware of Material Non-public information about another publicly traded company, including our vendors, suppliers and customers, when that information is obtained in the course of his or her affiliation or service with the Company, may (a) trade in the securities of such other company while possessing Material Non-public information concerning that company, (b) recommend that another person place a purchase or sell order in such company’s securities while possessing Material Non-public information concerning that company, or (c) convey such Material Non-public information to another person if such Insider knows or has reason to believe that the third party will misuse such information by trading in such company’s securities or passing such information to others who may so trade. You should treat Material Non-public information about our business partners with the same care required with respect to information related directly to the Company.

E.
As further described below, we have determined that the above prohibition will also apply to so-called “shadow trading,” in which Insiders use Material Non-public information (“MNPI”) regarding the Company to trade in the securities of another, peer company. “Shadow trading” is an emerging theory under the federal securities laws.  The SEC has alleged (and a US court recently upheld the SEC’s position) that an employee of one company (company A) misappropriated MNPI concerning an acquisition of its employer (company A) and then committed insider trading by purchasing options in company B, a close competitor of company A. Although the MNPI did not relate to the close competitor, the employee anticipated that the competitor’s stock price would materially increase on the news of its employer’s acquisition and that the MNPI was material to the competitor. To that end, the Company forbids any Insider from trading in the securities of any company in the Company’s industry segment (i.e. Akamai Technologies, Inc., Imperva Inc., Thales S.A., Netscout Systems, Inc., Cloudflare, Inc., Corero Network Security PLC., F5 Networks, Inc. A10 Networks, Inc. and Citrix Systems, Inc.) without the pre-clearance or pre-approval of the Compliance Officer.

Information Security Classification: C1 (Public)
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F.
This Policy, including the aforesaid prohibitions, applies to family members of Insiders who reside with such Insider (including a spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Insider’s household, and any family members who do not live in the Insider’s household but whose transactions in Company Securities are directed by, or are subject to the influence or control, of the Insider (collectively referred to as “Family Members”). Insiders are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with the Insider before they trade in Company Securities. This Policy does not, however, apply to personal Securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to an Insider or his or her Family Members. This Policy also applies to any entities that an Insider influences or controls including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.

G.
On occasion, it may be necessary to disclose Material Non-public information regarding the Company to persons outside the Company for legitimate business reasons.  In such circumstances, the information should not be conveyed until an understanding, preferably in writing, has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons. However, such an understanding need not be reached in connection with the disclosure of such information to the Company's legal counsel or independent auditors in connection with their services to the Company or its subsidiaries.

Information Security Classification: C1 (Public)
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5.	Certain Other Transactions in Company Securities

A.	The Company strongly encourages Insiders not to trade the Company Securities on a short-term basis (other than shares received upon exercise of an option).

B.
The following transactions are also discouraged and all Insiders must receive approval from the Compliance Officer before entering into any such transactions: (i) purchasing on margin or pledging Company Securities as collateral; (ii) short sales (i.e., the sale of a security that the seller does not own); (iii) hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; (iv) buying or selling put or call options; or (v) engaging in  opposite-way transactions in any Company Securities of the same class for at least six months after the purchase or sale.

Information Security Classification: C1 (Public)
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6.	Qualified Trading Plans and Other Permitted Activities

A.
Qualified Trading Plan. The U.S. securities laws allow for specific safe harbors from insider trading liability, such as a written trading plan that complies with Rule 10b5-1(c) promulgated under the Exchange Act (“Rule 10b5-1(c)”). Once such a Qualified Trading Plan has been adopted, trading in Company Securities through the Qualified Trading Plan may occur even during a “black-out period” (as described in Section 6 below) or when the person on whose behalf such trade occurs is aware of Material Non-public information. For purposes of this Policy, a “Qualified Trading Plan” is a written plan (including contract or instruction) for purchasing or selling Company Securities which the Compliance Officer approved in writing that it complies with Rule 10b5-1(c), including the following requirements:

1.	The plan is adopted while the Company is not in a “black-out” period;

2.	The plan was adopted before the individual was in possession of Material Non-public information about the Company;

3.	The plan is adhered to strictly, entered into in good faith and not part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c);

4.
The plan imposes a waiting period between the time a plan is adopted or amended and the date of the first trade under the plan (“cooling-off period”), which cooling-off period shall be the minimum period required under Rule 10b5-1(c);

5.
The plan (a) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; (b) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (c) did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, did exercise such influence must not have been aware of the Material Non-public information when doing so; and

6.
At the time it is adopted the plan conforms to all other requirements of Rule 10b5-1(c) (including the prohibition on using multiple overlapping plans set forth therein) and such other guidelines that the Compliance Officer may adopt under this Policy.

Any Qualified Trading Plan must be delivered to the Compliance Officer at least five business days before entry into the Qualified Trading Plan and must be approved by the Compliance Officer. An existing Qualified Trading Plan may be modified in accordance with the rules and procedures outlined above for the initial adoption of a Qualified Trading Plan, including approval by the Compliance Officer. In addition, Insiders are required to notify the Compliance Officer of any termination of a Qualified Trading Plan. The Company reserves the right to disclose publicly the terms of any Qualified Trading Plan.

Information Security Classification: C1 (Public)
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B.
Irrevocable Instructions: An irrevocable order to the Company’s options administrator to exercise and sell shares underlying options or RSUs under the Company’s share incentive plans may also be considered a Qualified Trading Plan; provided it is approved in advance by the Compliance Officer.

C.
Exercise of Stock Options. The trading prohibitions and restrictions of this Policy generally do not apply to the exercise(s) of stock options where no Company Securities are sold in the market to fund the option exercise price (e.g., a net exercise in which the optionee receives a net number of shares from Radware that is equal to the number of shares exercised less the number of shares retained by Radware to cover the exercise price of the shares in accordance with the applicable equity-based award). Notwithstanding, absent a Qualified Trading Plan, the trading prohibitions and restrictions of this Policy shall apply in the event that Company Securities are deemed to be exercised pursuant to a cashless exercise of stock options and the like where Company Securities are sold in the market to fund the option exercise price (e.g., “broker assisted” cashless exercise of options or open-market sales to cover taxes upon the vesting of RSUs).

D.
Bone fide gifts. Bona fide gifts are generally permitted, even during a blackout period (described below), unless you have reason to believe that the recipient intends to sell Company Securities before the earliest time after the gift is completed that you are permitted to sell Company Securities on the open market under this Policy. Whether a gift is bona fide will depend on the circumstances surrounding the gift, and, accordingly, any Insider who wishes to make a gift during a time such Insider will not otherwise be permitted to transact under this Policy, Insider must pre-clear (by obtaining written approval, which may be via email) such gift with the Compliance Officer.

Information Security Classification: C1 (Public)
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7.	Prohibition on trading Securities during a “blackout period”

Quarterly Blackout Periods. The Board of Directors of the Company has further determined the following prohibition to apply to all Insiders, regardless of whether he/she is in possession of Material Non-public information (unless pursuant to a Qualified Trading Plan):

1.
All Management Insiders are prohibited from trading Company Securities during four quarterly "blackout periods". The four blackout periods with respect to Management Insiders shall commence 30 calendar days  prior to the end of the fiscal quarter and shall end two (2) trading days after the release to the public of the Company’s earnings for the prior fiscal quarter.

2.
All other Insiders are prohibited from trading Company Securities during four quarterly blackout periods. The four blackout periods with respect to Insiders that are not Management Insiders shall commence 15 calendar days prior to the end of the fiscal quarter and shall end two (2) trading days after the release to the public of the Company’s earnings for the prior fiscal quarter.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by certain Insiders. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should be restricted from trading in Company Securities sooner than the typical quarterly blackout period described above. In these situations, without disclosing the particular reason, the Compliance Officer will notify certain persons that they should not trade in the Company Securities. This existence of an event-specific blackout period will not be announced to the Company as a whole and should not be communicated to any other person. Such event-specific blackout period will remain in place so long as the information remains Material and Non-public. The Compliance Officer will notify such persons when the event-specific blackout period has ended.

Information Security Classification: C1 (Public)
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8.	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service with the Company. If an individual is in possession of Material Non-public information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer Material.

9.	Reporting and Pre-Clearance Obligations

A.
All Management Insiders and other persons designated from time to time by the Compliance Officer are required to pre-clear (by obtaining written approval, which may be via email) with the Compliance Officer all their proposed transactions in the Company Securities and in the securities of other companies as described in section 3-D above in order to (i) confirm that there is no Material Non-public information which would make such transactions appear suspect and (ii) if and when applicable, ensure that such Management Insiders comply with the reporting obligations of Section 16 of the Exchange Act. All other Insiders are encouraged (but not required) to give the Compliance Officer advance notice of all their proposed transactions in Company Securities and in the securities of other companies as described in section 3-D above.

B.
Note that some trades by Insiders must be immediately reported to the SEC and may be subject to added legal restrictions. The Insider, and not the Company, has the responsibility to ensure that required filings are made on a timely basis. The Company is happy to assist Company employees in this regard but is not taking any responsibility or liability in this respect. Without derogating from the generality of the foregoing, each Section 16 Insider is required to comply with the reporting obligations set forth in Section 16 of the Exchange Act, effective March 18, 2026 (including by way of providing all the necessary information to the Company ample time before any reportable transaction).

Information Security Classification: C1 (Public)
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10.	Guidelines

A.
All Insiders are asked to read the Insider Guidelines for the Preservation and Protection of Confidentiality of Information attached hereto as Appendix A, and such other guidelines that the Compliance Officer may circulate from time to time, carefully and thoroughly.

B.
The Company believes in an "open door" policy to inquiries concerning factual matters from financial analysts, stockholders, reporters and others who have a legitimate interest in its affairs.  However, in order to guard against the release of Non-public information, all such inquiries should be directly referred to the Compliance Officer; no Insider should respond to inquiries from financial analysts, stockholders, reporters or others. In this respect, see also the Company’s Disclosure Policy.

Information Security Classification: C1 (Public)
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11.	Compliance

We expect strict compliance with these procedures by all Insiders.  Failure to observe them may result in serious legal difficulties for you, as well as the Company.  A failure to follow their letter and spirit would be considered a matter of extreme seriousness and could be a cause for termination of employment or service.

All Insiders should sign the attached Insider Trading Policy Certificate of Compliance (Appendix B) and return it to the Human Resources Department or the Compliance Officer to indicate that they have read, and will comply with, this Policy.

Any Insider who violates this Policy or any applicable laws governing insider trading or tipping or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer.

If there are any questions relating to this Policy, or the applicability or interpretation of the standards discussed in this Policy, please feel free to contact the General Counsel of the Company for clarification and guidance prior to trading or the disclosure of any information.

12.	Company Transactions

It is further clarified that the Company’s policy is and shall be to comply with applicable insider trading laws and regulations, including with respect to the Company’s transactions in its own Securities.

Information Security Classification: C1 (Public)
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Appendix A

Insider Guidelines for the Preservation and Protection of
Confidentiality of Information

1.	Insiders must take reasonable measures to prevent the misuse or premature disclosure of Material Non-public information.
2.	Insiders should not leave documents containing Material Non-public information open on their desks, particularly overnight.
3.
Insiders should not leave computer files containing Material Non-public information open and viewable on the monitor by individuals passing through the office when not in use by the Insider working with such information.  Laptop computers which contain Material Non-public information must be appropriately safeguarded by Insiders.

4.
Insiders must exercise extreme caution when discussing matters relating to the Company or its subsidiaries in public places and refrain from discussing confidential information on speakerphones and cellular phones where such discussions may lead to the disclosure of such information to unauthorized persons.

5.	Insiders must not remove Material Non-public information from the office unless appropriate precautions have been taken to safeguard and protect such information from unauthorized disclosure.
6.
Insiders must exercise caution prior to sending Material Non-public information via email transmission (for example, by indicating “Confidential – For Recipient Only” or “Do Not Forward” in the text of a transmission).

7.	Insiders must exercise caution when leaving messages containing Material Non-public information on voicemail systems to ensure the confidentiality thereof.
8.
Insiders may not communicate Material Non-public information learned or developed through employment or service with the Company or its subsidiaries to other persons (an activity known as “tipping”) and may not recommend that anyone purchase or sell any Securities on the basis of such Material Non-public information.

Information Security Classification: C1 (Public)
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Appendix B

Form Of Insider Trading Policy Statement Certification of Compliance

To: Radware Ltd.

I, the undersigned employee/officer/director/consultant/contractor/ representative of Radware Ltd. or one of its subsidiaries (the “Radware Group”), have read the attached Insider Trading Policy (as amended and restated). I understand the terms of that Policy and will comply with that Policy while I am an employee/officer/director/consultant/contractor/ representative of the Radware Group.

Signature:	_________________________
Name:	_________________________
Title:	_________________________
Date:	_________________________

Information Security Classification: C1 (Public)
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Change and Revision History

Rev.	Para.	Description	Author	Approved by	Date
A00	-	New document	VP & General Counsel Finance, Legal & Management	Board of Directors/ DC00205	Feb. 2023
A01	-	Changes within Template updates (header, footer, etc.) + some content clarification and required updates.	VP & General Counsel Finance, Legal & Management	Board of Directors/ DC00259	Feb. 2025
A02	-
Expanded and clarified definitions and obligations (including Section 16 updates), introduced a prohibition on shadow trading, refined blackout‑period rules, enhanced Qualified Trading Plan requirements in line with amended Rule 10b5‑1, strengthened pre‑clearance and reporting obligations
			VP & General Counsel Finance, Legal & Management	Board of Directors/ DC00329	Feb. 2026

This Policy may be amended from time to time with or without notice by the Company.

The electronic version of this document is the latest version. It is the responsibility of the individual user to ensure that any printed material is the approved up-to-date version.

Information Security Classification: C1 (Public)
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